EXHIBIT 10.14
CHANGE IN CONTROL AGREEMENT
     This is an Agreement (the “Agreement”) made by and between OHIO LEGACY BANK. (“Company”), and Scott E. Dodds (“Executive”).
RECITALS
K. Company is a bank holding company whose subsidiary is engaged in the business of banking and businesses incidental thereto.
L. Executive possesses unique skills, knowledge, and experience relating to the businesses of the Company.
M. Company desires to recognize the past and future services of Executive, and in that connection, Executive desires to be assured that, in the event of a change in control of the Company, Executive will be provided with an adequate severance payment for termination without cause or as compensation for Executive’s Severance in the event of a material change in his duties and functions.
N. Company desires to be assured of the objectivity of Executive in evaluating a potential change of control and advising whether or not a potential change in control is in the best interest of Company and its shareholders.
O. Company desires to induce Executive to remain in the employ of the Company following a change of control to provide a continuity of management.
     NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intended to be legally bound thereby:
37. Definitions.
A. Exchange Act. “Exchange Act” means The Securities Exchange Act of 1934.
B. Change in Control. The term “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:
(i) The direct or indirect acquisition by any person or related group of persons, other than by the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing more than 50 percent of the total combined voting power of the Company’s outstanding securities, whether effectuated pursuant to a tender or exchange offer made directly to the Company’s shareholders or pursuant to another transaction;
(ii) A change in the composition of the board of directors of the Company over a period of 36 or fewer consecutive months (rounded up to the next whole number) such that a majority of such respective board members ceases, by reason of one or more contested elections for such respective board membership, to be comprised of individuals who either (i) have been board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (i) who were still in office at the time such election or nomination was approved by the board; or
(iii) The completion of a transaction requiring shareholder approval for the acquisition of all or substantially all of the stock or assets of the Company by an entity other than the Company or any merger of the Company into another entity in which the Company is not the surviving entity.

C. Code. “Code” shall mean the Internal Revenue Code of 1986 as amended from time to time.
D. Company. “Company” shall include Ohio Legacy Bank, N.A. and any members of its Affiliated Group, over which Executive has managerial control, as that term is defined in Section 1504 of the Code, and shall include any predecessor corporations of the Company and its Affiliated Group.
E. Board. “Board” shall mean the Board of Directors of the Company.
38. Term of Agreement.
A. This Agreement shall be effective from the date of this Agreement until the Agreement Termination Date, which is the earliest of:
(i) The date this Agreement is mutually rescinded or upon Executive’s resignation other than as provided in Section 3(A);
(ii) The date prior to a Change in Control on which the Executive’s employment with the Company is terminated by death, retirement, disability, resignation, or dismissal for any reason;
(iii) The date Executive is terminated for Cause;
(iv) The date which is two (2) years after a Change in Control;
(v) The date which Company, or any other member of its Affiliated Group, and over which the Executive has managerial control, which is a financial institution which is insured by an agency of any state or the United States Federal Government:
(1) Becomes insolvent; or
(2) Has appointed any conservator or receiver; or
(3) Is determined by an appropriate federal banking agency to be in a troubled condition, as defined in the applicable law and regulations governing the appropriate federal banking agency; or
(4) Is assigned a composite rating of 4 or 5 by the appropriate federal banking agency or is informed in writing by the Federal Deposit Insurance Corporation that it is rated 4 or 5 under the Uniform Financial Institution’s Rating System of the Federal Financial Institutions Examination Council; or
(5) Has initiated against it by the Federal Deposit Insurance Corporation a proceeding to terminate or suspend deposit insurance.
(vi) The date on which it is reasonably determined in good faith and with due care that the payments called for under this Agreement, or the obligations and promises assumed and made under this Agreement have become proscribed under applicable law or regulations. Provided, however, if such law or regulations apply prospectively only, or for some other reason do not apply to this Agreement, then this agreement shall not be deemed by the Company to be proscribed under this Subsection (vi).
B. This Agreement shall not change, alter, or amend any rights which either the Company or the Executive may have in respect of the termination of the employment of Executive by the Company prior to a Change in Control. This Agreement is not an employment agreement or a promise of employment. Employee is an employee at will and the Company or Employee may terminate the employment relationship at any time. Nothing contained in this Agreement shall be construed to create any additional right or obligation of Executive to be employed by Company. If employment of Executive by Company is terminated by Company or by Executive, for any reason whatsoever, prior to a Change in Control, Executive and Company shall have only such rights and obligations in respect of such termination as either of them would have if this Agreement had not been effected and as specifically set forth in this Agreement.
C. If the Company terminates the Executive’s employment for cause (as defined below), all of the Company’s obligations hereunder shall immediately terminate. As used herein, “Cause” shall mean (i) willful misconduct by the Executive in the performance of his duties, or (ii) gross negligence by the Executive in the performance of his duties, or (iii) Executive’s continued failure of and/or refusal to perform, which shall not be cured within fifteen (15) days following receipt by the Executive of written notice from the Board specifying the factors or events constituting such failure and/or refusal and affording the Executive an opportunity within such fifteen (15) day period for the Executive to correct such deficiencies; or (iv) the Executive’s indictment or conviction for committing a crime, or (v) the Executive’s commission of an act of moral turpitude, or (vi) receipt of notice by the Office of the Comptroller of the Currency that Executive is not properly fulfilling his duties.
39. Payment Upon Termination of Employment After a Change in Control.
A. If during the term of this Agreement as defined by Section 2 and within two (2) years following a Change in Control, Executive is discharged without Cause or Executive resigns because Executive has made a reasonable, objective determination, in good faith and with due care, that:
(i) There has been a material diminution of Executive’s duties, responsibilities or benefits has occurred;
(ii) There has been a change in the principal workplace of Executive to a location more than 45 miles from Executive’s current assigned work location;
(iii) Executive has received a material demotion;
(iv) There has been a material change in the number or seniority of personnel reporting to Executive or a material reduction in the frequency with which, or in the nature of the latter with respect to which, such personnel are to report to Executive, other than as part of a Company relocation or reduction in staff;
(v) There has been a material adverse change in Executive’s perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the Company’s management; or
(vi) There has been a material permanent increase in the required hours of work in the workload of Executive, the Executive shall be entitled to the payment as provided in Subsection C below.
B. If Executive is discharged by the Company during the term of this Agreement, other than for Cause and there is an announcement of a potential Change in Control within three (3) months of the discharge, and such Change in Control occurs within one (1) year of the discharge, then the Company shall pay to the Executive the benefits as provided for in Subsection C below.
C. Upon the Executive’s termination as set forth in Subsection A or B above, the Company shall pay the Executive in a single lump sum severance pay the amount equal to the product of (a) 2.99 the

Executive’s Base Salary in effect for the year of termination and (b) the Bonus awarded to the Executive for the Company’s most recently completed fiscal year. All stock options previously awarded to the Executive, whether vested or unvested, shall become immediately exercisable. In addition, upon termination except for Cause, the Company, to the extent permitted by the group plan provider, shall permit the Executive (at the Company’s cost) to continue to participate in its group health insurance plan for a period of one year from the date of termination. If the Executive is not permitted by the group health plan provider to continue participation in the Plan, the Company shall pay, for one (1) year, an additional amount to Executive on a monthly basis equal to the Executive’s monthly COBRA payment.
     Notwithstanding the foregoing, the Executive’s obligations and the Company’s rights under Sections 6, 7, 8, 9 and 10 shall survive the termination of this Agreement.
40. Pension Payments. Nothing contained in this Agreement shall change any pension benefits or benefits from other qualified or group plans maintained by the Company to which Executive is otherwise entitled. However, payments made under this Agreement pursuant to Section 3 shall not be considered compensation for purposes of a pension plan or any other qualified retirement plan maintained by the Company.
41. Right to Other Benefits. The payment to Executive of the amounts as called for by Sections 3 and 4 shall be Executive’s exclusive remedy and the Company’s obligation to make the required payments shall be in lieu of all other benefits and payments except as specifically set forth herein.
42. Protection of Business. Notwithstanding anything to the contrary contained elsewhere in this Agreement:
A. Executive will not at any time (during or after employment with the Company) divulge, disclose, reveal, or communicate to any person, firm, corporation, partnership, joint venture or other entity, directly or indirectly, any trade secrets or other information which Executive may have obtained during the course of his employment by the Company in respect to any matters affecting or relating to the banking business of the Company including, without limitation, any of its plans, policies, business practices, finances, customer information, methods of operation or other information known to Executive to be historically considered by the Company to be confidential information.
B. In addition to any action for damages, the restrictions on competition and other restrictions imposed upon Executive under this Section 6 of this Agreement may be enforced by the Company by an action for an injunction, it being agreed that (in view of the general practical difficulty of determining by computation or legal proof the exact amount of damages, if any, resulting to the Company from a violation by Executive of the provisions of this Section 6) that there would be no adequate remedy at law for any breach by Executive of any such restriction.
C. The obligations imposed upon Executive by this Section 6 shall survive the termination of this Agreement pursuant to Section 2 hereof.
43. Nonsolicitation. The Executive agrees that Executive shall not at any time (whether during or for a period of one (1) year after the Executive’s termination of employment with the Company), without the prior written consent of the Company, either directly or indirectly (i) solicit (or attempt to solicit), induce (or attempt to induce), cause or facilitate any employee, director, agent, consultant, independent contractor, representative or associate of the Company to terminate his, her or its relationship with the Company , or (ii) solicit (or attempt to solicit), induce (or attempt to induce), cause or facilitate any supplier of services or products to the Company or a customer of the Company to terminate or change his, her or its relationship with the Company , or otherwise interfere with any relationship between the Company and any of the Company’s suppliers of products or services or customers.
44. Nondisclosure. The Executive agrees that Executive shall not at any time (whether during or for a period of two (2) years after the termination of Executive’s employment with the Company) directly or indirectly copy, disseminate or use, for the Executive’s personal benefit or the benefit of any third party, any Confidential Information, regardless of how such Confidential Information may have been acquired, except for the disclosure of such Confidential Information as may be (i) in keeping with the performance of the Executive’s employment duties with the Company, (ii) as required by law, or (iii) as authorized in writing by the Company. For purposes of this Agreement, the term “Confidential Information” shall mean all information or knowledge belonging to, used by, or which is in the possession of the Company relating to the Company’s business, business plans, strategies, pricing, sales methods, customers (including, without limitation, the names, addresses or telephone numbers of such customers), technology, programs, finances, costs, employees (including, without limitation, the names, addresses or telephone numbers of any employees), employee compensation rates or policies, marketing plans, development plans, computer programs, computer systems, inventions, developments, trade secrets, know how or confidences of the Company or the Company’s business, without regard to whether any of such Confidential Information may be deemed confidential or material to any third party, and the Company and the Executive hereby stipulate to the confidentiality and materiality of all such Confidential Information. The Executive acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. The Executive agrees that upon the termination of the Executive’s employment with the Company for any reason, the Executive will return promptly to the Company all memoranda, notes, records, reports, manuals, pricing lists, prints, customer lists, and other documents (and all copies thereof) relating to the Company’s business which he may then possess or have with the Executive’s control, regardless of whether any such documents constitute Confidential Information. The Executive further agrees that Executive shall forward to the Company all Confidential Information which at any time (including after the period of Executive’s employment with the Company) should come into the Executive’s possession or the possession of any other person, firm or entity with which the Executive is affiliated in any capacity.
45. No Slander. The Executive agrees not to in any way slander or injure the business reputation or goodwill of the Company through any contact with customers, vendors, suppliers, employees or agents of the Company, or in any other way.
46. Work Product. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (all of the foregoing being referred to herein as “Work Product”) belong to the Company. The Executive shall perform all actions reasonably requested by the Company (whether during or after the employment period) to establish and confirm such ownership of Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments).
47. Remedies.
A. The Executive acknowledges that the restrictions contained in Sections 6, 7, 8, 9 and 10 are reasonable and necessary to protect the legitimate interests of the Company. If the Executive breaches any of the provisions of Sections 6, 7, 8 and 9 hereof, the Company shall have the right to specifically enforce the Agreement by means of an injunction, it being acknowledged by the Executive and agreed upon by the parties that any such breach will cause irreparable injury to the Company for which money damages alone will not provide an adequate remedy. The rights and remedies enumerated above shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
B. In the event any of the covenants contained in Sections 6, 7, 8, 9 and 10 or any portion thereof, shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that the Executive shall be subject to noncompetition, nonsolicitation and nondisclosure covenants that are reasonable under the circumstances and are enforceable by the Company. In any event, if any provision of this Agreement is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all unaffected provisions shall remain fully valid and enforceable and such finding shall in no way affect the enforceability of any such provision at a subsequent date against a different employee.

48. Enforceability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of the balance of the Agreement. In the event that any such provision should be or becomes invalid for any reason, such provision shall remain effective to the maximum extent permissible, and the parties shall consult and agree on a legally acceptable modification giving effect to the commercial objectives of the unenforceable or invalid provision, and every other provision of this Agreement shall remain in full force and effect.
49. Binding Effect. This Agreement shall inure to the benefit of, and be enforceable by, the parties’ successors, representatives, executors, administrators or assignees.
50. Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postage paid envelope, or (c) if couriered, one day after deposit with a national overnight courier, addressed to the address of the respective parties as follows:

To the Company:	Ohio Legacy Bank
305 West Liberty Street
Wooster, OH 44691
Attn: Secretary

To the Executive:	Scott E. Dodds
or to such other addresses as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.
51. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. This Agreement supersedes and replaces any and all employment agreements and agreements providing for payments for services between the Executive and the Company, all of which are terminated upon the Executive’s execution of this Agreement.
52. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws. The Company and the Executive hereby irrevocably submit to the jurisdiction of the courts of the State of Ohio, with venue in Wayne County, over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in such court. The Company and the Executive hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may have to the venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Company and the Executive hereby consent to process being served by them as required by law in any suit, action or proceeding.
53. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
54. Payroll Taxes. Any payments required or permitted to be made or given to Executive under this Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by the Company in which Executive is a participant, and to all reporting, filing, and other requirements in respect of such payments, and Company shall use its best efforts promptly to satisfy all such requirements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

/s/ Scott E. Dodds
Scott E. Dodds, Chief Banking Officer

OHIO LEGACY CORP.

/s/ D. Michael Kramer
D. Michael Kramer, Chief Executive Officer

Date: 12/18/07